Exhibit 99.(c)(2)

Section 19 Notice

Announcement of Payment and Composition of Distributions

To:      Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

We are enclosing herewith a copy of the Distribution Notices relating to the June 30, 2025, dividend distributions for the Aberdeen Investments U.S. Closed-End Funds (the “Funds” or individually the “Fund”) to all shareholders of record as of June 23, 2025 (the “Dividend”). The Aberdeen Investments U.S. Closed-End Funds in the chart directly below each announced that it will pay the distribution indicated on a per share basis on June 30, 2025, to all its shareholders of record as of June 23, 2025 (ex-dividend date June 23, 2025). These dates apply to the Funds listed below with the exception of the abrdn Healthcare Investors (HQH), the abrdn Life Sciences Investors (HQL), the abrdn Australia Equity Fund, Inc. (IAF) and The India Fund, Inc. (IFN) which will pay on June 30, 2025, to all shareholders of record as of May 22, 2025 (ex-dividend date May 22, 2025).

Ticker	Exchange	Fund	Amount
ACP	NYSE	abrdn Income Credit Strategies Fund	$0.0775
AEF	NYSE American	abrdn Emerging Markets ex-China Fund, Inc.	$0.1500
AGD	NYSE	abrdn Global Dynamic Dividend Fund	$0.1100
AOD	NYSE	abrdn Total Dynamic Dividend Fund	$0.0900
ASGI	NYSE	abrdn Global Infrastructure Income Fund	$0.2100
AWP	NYSE	abrdn Global Premier Properties Fund	$0.0400
FAX	NYSE American	abrdn Asia-Pacific Income Fund, Inc.	$0.1650
FCO	NYSE American	abrdn Global Income Fund, Inc.	$0.0700
HQH	NYSE	abrdn Healthcare Investors	$0.5400
HQL	NYSE	abrdn Life Sciences Investors	$0.4300
IAF	NYSE American	abrdn Australia Equity Fund, Inc.	$0.1200
IFN	NYSE	The India Fund, Inc.	$0.4100
THQ	NYSE	abrdn Healthcare Opportunities Fund	$0.1800
THW	NYSE	abrdn World Healthcare Fund	$0.1167
VFL	NYSE American	abrdn National Municipal Income Fund	$0.0500

We are asking you to ensure that the Distribution Notices accompany the Dividend when paid to your clients for whom you hold shares of the Fund (“Shares”) registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. For an electronic version (PDF) or additional hard copies of the enclosed Distribution Notices, please contact EQ Fund Solutions, LLC – Corporate Services at (551) 795-6008 or email corporateservices@equiniti.com. If a request for an electronic version (PDF) or additional hard copies is not received, we will presume that you are opting to communicate the information contained in the Distribution Notice to your clients by an alternative means.

For more information, please contact:

Aberdeen Investments U.S. Closed-End Funds

Investor Relations

1-800-522-5465

Investor.Relations@aberdeenplc.com